Exhibit 21.1
Subsidiaries of the Registrant *

Name	State of Incorporation	Additional Names Under Which it Does Business

SunTrust Banks, Inc.	Georgia	none

SunTrust Robinson Humphrey, Inc.	Tennessee	none

GFO Advisory Services, LLC	Florida	GenSpring,
GenSpring Family Offices, LLC

SunTrust Bank Holding Company	Florida	none

SunTrust Insurance Services, Inc.	Georgia	SunTrust Insurance Agency

Twin Rivers II, Inc.	South Carolina	none

SunTrust Investment Services, Inc.	Georgia	none

SunTrust Advisory Services, Inc.	Delaware	none

SunTrust Bank	Georgia	LightStream Lending,
SunTrust Dealer Financial Services,
SunTrust Bank, Corp,
Pillar Financial, LLC,
Pillar,
Cohen Financial

SunTrust Mortgage, Inc.	Virginia	Crestar Mortgage

SunTrust Community Capital, LLC	Georgia	none

CM Finance, LLC	Delaware	none

SunTrust Equipment Finance & Leasing Corp.	Georgia	SunTrust Leasing

REITS
STB Real Estate Holdings (Commercial), Inc.	Delaware	none

STB Real Estate Holdings (Household Lending ), Inc.	Delaware	none

STB Real Estate Holdings (Residential), Inc.	Delaware	none

* Certain subsidiaries are not included in reliance on Item 601(b)(21)(ii) of SEC Regulation S-K.